Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Leonardo DRS, Inc.
We consent to the use of our report included herein and to the reference to our firm under the heading ‘Experts’ in the prospectus.
Our report refers to a change to the method of accounting for leases.
/s/ KPMG LLP
McLean, VA
February 26, 2021